Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NORTHERN TIER ENERGY LP

This Certificate of Limited Partnership, dated June 7, 2012, has been duly executed and is filed pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership (the “Partnership”) under the Act.

1. Name. The name of the Partnership is Northern Tier Energy LP.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is:

The Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

The name of the Partnership’s registered agent for service of process at the above address is The Corporation Trust Company.

3. General Partner. The name and the business address of the general partner are:

Northern Tier Energy GP LLC

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

4. This Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership as of the date first written above.

By:	/s/ Peter T. Gelfman
Name: Peter T. Gelfman
Title: Vice President, General Counsel and Secretary